Exhibit 99
[Medtronic Logo]
                                                 NEWS RELEASE


Medtronic, Inc.                                  Contact:
7000 Central Avenue, N.E.
Minneapolis, Minnesota 55432-3576
Telephone:  (612) 574-4000                       Dale Beumer
                                                 Investor Relations
                                                 612/574-3038

                                                 Dick Reid
                                                 Public Relations
                                                 612/574-3052
FOR IMMEDIATE RELEASE


                   RECORD QUARTERLY REVENUES OF $600.9 MILLION
              DRIVE MEDTRONIC NET EARNINGS INCREASE OF 30.9 PERCENT


         MINNEAPOLIS, MN, August 19, 1996 -- Led by solid contributions from all businesses and geographic areas, first-quarter revenues of Medtronic, Inc. (NYSE: MDT), reached $600.9 million, an increase of 18.7 percent on a constant-currency basis. Net earnings were $127.4 million, or $0.53 a share,
30.9 percent and 29.3 percent, respectively, above figures of a year earlier. Quarterly earnings last year were $97.3 million, or $0.41 a share. Unfavorable foreign currency translation of $22.0 million reduced revenue growth to 14.5 percent above the $524.9 million reported a year ago.

         (Prior-year  financial  results are  restated to reflect  results  from
AneuRx,   Inc.,  and  InStent  Inc.,  which  were  acquired  in  May  and  June, respectively.)

         William W. George, president and chief executive officer, noted that revenues from outside the United States increased more than 20 percent, and that productivity gains also played a significant role in Medtronic's ninth consecutive quarter of earnings growth exceeding revenue growth. "Medtronic's Pacing, Neurological, and Vascular businesses showed excellent increases. It is especially gratifying to see dramatic revenue gains from newer product lines and emerging markets," he said.

         Medtronic's Pacing Business was led by its bradycardia pacemaker product lines, which scored a ninth consecutive quarter of double-digit growth in units and revenue. Bradycardia pacing maintained its strong double-digit percentage growth momentum as its Thera(R) and Thera(R) i series(TM) devices continued to capture worldwide market share. Pacemakers of the new Medtronic.Kappa(TM) generation, offering yet higher levels of therapeutic automaticity and physician efficiency, entered clinical evaluation in Europe shortly after the quarter ended.

         Following clearance for marketing by the U.S. Food and Drug Administration of the Micro Jewel(TM) Model 7221 device, sales of implantable defibrillators increased dramatically over sales in the comparable period last year as physicians opted for the diagnostic capabilities and small size of the new device.

         The Vascular Business reported revenue gains in excess of 40 percent on a constant-currency basis, largely on the strength of Wiktor(R) coronary stent sales in Europe and Japan. Also contributing to Vascular revenue growth were strong sales gains in ablation systems and devices for interventional neuroradiology. Solid contributions from surgical cannulae and tissue heart valves led the Cardiac Surgery business to high single-digit growth.

         Neurological Business sales were up more than 50 percent. A strong contributing factor was rapid medical acceptance in Europe of neurostimulation for control of essential tremor or tremor associated with Parkinson's disease. This therapy, employing leads implanted in the thalamus and stimulation by an implanted device, continues in U.S. clinical evaluation. Another significant new therapy, baclofen intrathecal delivered by the SynchroMed(R) drug infusion system for spasticity of cerebral origin, received FDA clearance during the quarter. Medtronic PS Medical, acquired in November, 1995, also contributed to the strong growth.

         Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company specializing in implantable and invasive therapies. Its Internet address is http://www.medtronic.com.

                              (tabulation follows)

                                 MEDTRONIC, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
                                   (Unaudited)

                                                                       Three months ended
                                                             August 2,                   July 28,
                                                               1996                         1995
                                                             (in thousands, except per share data)

Net sales                                                    $ 600,870                    $ 524,943

Costs and expenses:
  Cost of products sold                                        155,581                      151,047
  Research and development expense                              65,671                       53,774
  Selling, general, and administrative expense                 191,710                      175,193
  Interest expense                                               2,023                        1,765
  Interest income                                              (8,658)                      (6,409)
                                                            ----------                   ----------
    Total costs and expenses                                   406,327                      375,370
                                                             ---------                    ---------

Earnings before income taxes                                   194,543                      149,573

Provision for income taxes                                      67,117                       52,252
                                                             ---------                    ---------

Net earnings                                                $  127,426                   $   97,321
                                                             =========                    =========

Weighted average shares outstanding                            239,429                      235,273

Earnings per share                                          $     0.53                   $     0.41
                                                            ==========                   ==========



The  FY96  amounts  have  been  restated  to  reflect  the  May  and  June  1996 acquisitions of AneuRx, Inc. and InStent Inc. which were accounted for as poolings of interests.